EXHIBIT A

AMENDMENT TO WARRANT TO PURCHASE COMMON STOCK

This Amendment (“Amendment”), dated effective September 5, 2014 (the “Amendment Date”), amends the Warrant to Purchase Common Stock, dated June 4, 2014 (the “Warrant”), issued by Cytori Therapeutics, Inc., (the “Company”) to purchase [●] shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). Capitalized terms used but not defined herein shall have the meaning given to them in the Warrant.

WHEREAS, Holder and the Company previously entered into that certain Subscription Agreement (the “Agreement”), dated June 4, 2014, pursuant to which the Company sold 4,048,584 units, with each unit consisting of one share of Common Stock and one warrant to purchase one share of its Common Stock..

WHEREAS, Holder and the Company desire to enter into this Amendment in accordance with Section 15(d) of the Warrant with respect to certain changes to the terms of the Warrant from and after the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, including the delivery of all documentation to be provided to the Company by Holder in connection herewith,  and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder do hereby agree as follows:

1. The definition of “Expiration Date” set forth in the first paragraph of the preamble to the Warrant is hereby amended and restated in its entirety to read as follows: “5:30 P.M., New York City time, on September 10, 2014”.

2. The “Exercise Price” of the Warrant set forth in the first paragraph of the preamble to the Warrant is hereby deleted and replaced with an exercise price equal to “$1.00 per share”.

3. Section 10(a) of the Warrant shall be amended by inserting the following immediately after the words “...immediately available funds”:

“Upon a Cash Exercise of all warrant shares represented by this Warrant, Company agrees to issue, within three business days of the expiration date, a new warrant with an equal number of warrant shares with an exercise price of $2.00 per share (the “Additional Warrant”). The Additional Warrant will have a term of five years from the date of issuance. The Additional Warrant will be exercisable beginning six months and one day after the date of issuance (the “Original Exercisability Date”). The Additional Warrant will be unregistered. The Company shall use commercially reasonable efforts to obtain an effective registration of the Additional Warrant prior to the Original Exercisability Date . Except as otherwise set forth in this Section 10(a), the Additional Warrant shall have substantially the same terms as this Warrant”

4. Holder represents and warrants to the Company that Holder is the record and beneficial owner of the Warrant listed below Holder’s signature and is legally authorized to execute this Amendment with respect to such Warrant.

5. Holder acknowledges that, by its signature below, Holder hereby restates to the Company as of the date hereof the representations and warranties set forth in Section 8 of the Agreement  respect to this Amendment and the Additional Warrant.

6. Holder acknowledges that Holder’s signature below constitutes Holder’s consent to this Amendment to the extent required by the terms of the Warrant.

7. The term “Warrant” as used in the Warrant shall be deemed to refer to the Warrant as amended hereby.

8. Except as specifically modified herein, the remaining provisions of the Warrant remain in full force and effect.

9. This Amendment may be executed in counterparts, all of which shall constitute one and the same Amendment.  This Amendment may be executed by signatures delivered by facsimile or electronic mail, each of which shall be fully binding on the signing party.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first set forth above.

HOLDER: By: Name: Title:	CYTORI THERAPEUTICS, INC. By: Name: Marc Hedrick, M.D. Title: President & Chief Executive Officer

Warrant No.: CSW-14-00[●]